UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 2, 2011

EXELIS INC.
(Exact name of registrant as specified in its charter)

Indiana	001-35228	45-2083813

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1650 Tysons Boulevard, Suite 1700
McLean, Virginia	22102

(Address of principal executive offices)	(Zip Code)
(703) 790-6300
(Registrant’s telephone number, including area code)
NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Departure of Certain Directors; Election of Directors
     On November 2, 2011, the Board of Directors (the “Board”) of Exelis Inc. (“Exelis” or the “Company”) elected Herman E. Bulls, Patrick J. Moore, Mark L. Reuss and R. David Yost to the Board effective on November 3, 2011. In addition, the Board elected Billie I. Williamson to the Board effective on January 1, 2012. Biographical information for Ms. Williamson and each of Messrs. Bulls, Moore, Reuss and Yost is set forth below.
     Effective November 3, 2011, Mr. Bulls serves as a member of the Nominating and Governance Committee, Mr. Moore serves as a member of the Audit Committee, Mr. Reuss serves as a member of the Compensation and Personnel Committee, and Mr. Yost serves as a member of the Compensation and Personnel Committee. Effective on January 1, 2012, Ms. Williamson will serve as a member of the Audit Committee. In addition, on November 2, 2011 the Board accepted the resignation of John Hamre as a member of the Compensation and Personnel Committee, effective November 3, 2011, and the resignation of Paul Kern as a member of the Audit Committee, effective on January 1, 2012. Both Mr. Hamre and Mr. Kern will remain on the Board follow such committee resignations.
     Mr. Bulls is in the first class of Directors and shall hold such office until the annual meeting of the shareholders of the Company to be held in 2012 and until his respective successor shall have been duly elected and qualified, or until his earlier death, retirement, resignation or removal from such position. Each of Mr. Moore and Mr. Yost is in the second class of Directors and shall hold such office until the annual meeting of the shareholders of the Company to be held in 2013 and until his respective successor shall have been duly elected and qualified, or until his earlier death, retirement, resignation or removal from such position. Mr. Reuss is in and Ms. Williamson is to be in the third class of Directors and each shall hold such office until the annual meeting of the shareholders of the Company to be held in 2014 and until his or her respective successor shall have been duly elected and qualified, or until his or her earlier death, retirement, resignation or removal from such position.
     The compensation for the services of each of Ms. Williamson and Messrs. Bulls, Moore, Reuss and Yost as a director will be consistent with that of the Company’s other non-employee directors.
     Mr. Bulls, age 55, serves as CEO—Public Institutions of Jones Lang LaSalle, an international full-service real estate firm. He also serves as Chief Executive Officer of Bulls Advisory Group, a real estate consulting and advisory firm. Previously, Mr. Bulls was a Managing Director for Jones Lang LaSalle, an international full-service real estate firm and prior to that he held several positions with the predecessor organization, LaSalle Partners. He also served as Chief Executive Officer and President of Bulls Capital Partners, LLC, a commercial mortgage banking firm. Mr. Bulls is a graduate of the United States Military Academy at West Point and of the Harvard Business School.
     Mr. Moore, age 57, currently serves as president and CEO of PJM Advisors, LLC, an investment and advisory firm. Previously, Mr. Moore was chief executive officer and prior to that chairman and chief executive officer of Smurfit-Stone Container Corporation, which was one of the world’s largest paper recyclers and a producer of containerboard and corrugated packaging. Mr. Moore serves on the board of Archer Daniels Midland (ADM) and the North American review board of American Air Liquide. Mr. Moore holds a bachelor’s degree in business administration from DePaul University and currently serves on the university’s board of trustees.
     Mr. Reuss, age 48, serves as President of GM North America and is responsible for GM’s performance, manufacturing, portfolio and dealer network in the United States, Canada and Mexico. Mr. Reuss managed GM’s operations in Australia and New Zealand as Chairman and Managing Director of GM Holden Ltd., from February 2008 until July 2009 and served on the GM Asia Pacific Strategy Board. Mr. Reuss previously held numerous engineering and management positions across GM brands. Mr. Reuss received a bachelor of engineering degree in mechanical engineering from Vanderbilt University and a master of business administration from Duke University.

     Ms. Williamson, age 59, currently serves as a Senior Assurance Partner with Ernst & Young LLP and is expected to retire at the end of 2011. Ms. Williamson has served as a member of Ernst & Young’s Americas Executive Board which functions as the Board of Directors for E&Y dealing with strategic and operational matters and currently serves on the U.S. Executive Board responsible for partnership matters for the firm. Additionally, Ms. Williamson is the Americas Inclusiveness Officer for Ernst & Young. Ms. Williamson graduated from Southern Methodist University and was granted her CPA Certificate in the State of Texas in 1976.
     Mr. Yost, age 64, served as Director and Chief Executive Officer of AmerisourceBergen, a comprehensive pharmaceutical services provider, from August 2001 until July 1, 2011. Previously, he served as President of AmerisourceBergen, Chairman and Chief Executive Officer of AmeriSource Health Corporation, and President and Chief Executive Officer of AmeriSource. Mr. Yost is a graduate of the U.S. Air Force Academy and holds a master of business administration from the University of California, Los Angeles.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXELIS INC.
Date: November 8, 2011	By:	/s/ Ann D. Davidson
Ann D. Davidson

	Its:	Senior Vice President, Chief Legal Officer and Corporate Secretary (Authorized Officer of Registrant)